Exhibit (m)(24)(i)

FIRST AMENDMENT TO

MUTUAL FUND SELLING AND SERVICES AGREEMENT

This First Amendment to the Mutual Fund Selling and Services Agreement (“Amendment”) is entered into as of May 26, 2016 by and among GMO Series Trust (“Company”) and John Hancock Trust Company (the “Trust Company”).

WHEREAS, the parties entered into a Mutual Fund Selling and Services Agreement, dated November 11, 2015 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement to revise and incorporate certain provisions contained within the Agreement as more particularly provided below.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Amendments. The Agreement is amended as more particularly provided below.

a. Schedule A. The existing Schedule A to the Agreement shall be deleted in its entirety and replaced with the enclosed Schedule A.

2. Recitals Incorporated; Definitions

The foregoing recitals are true and correct and by this reference are incorporated herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

3. Continuing Provisions of the Agreement

Except as otherwise specifically set forth in this Amendment, all other terms of the Agreement, including all other Schedules and Exhibits, shall remain unchanged and continue in full force and effect.

4. Counterparts Signatures

This Amendment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. All counterpart signatures shall be construed together and shall constitute one agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date first above written.

GMO Series Trust
(on behalf of the portfolios separately and not jointly)*

By:	/s/ Megan Bunting
Name:	Megan Bunting
Title:	V.P. and Assistant Clerk
Date:	5/31/2016

John Hancock Trust Company

By:	/s/ William DeLuca
Name:	William DeLuca
Title:	Director, Trust Officer
Date:	5/26/16

*GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of GMO Series Trust and not individually, and that the obligations of or arising out of this Agreement with respect to each series of GMO Series Trust are not binding upon any of the Trustees or shareholders individually, but are binding upon the assets and property of that series.

Schedule A

List of Mutual Funds

and

Applicable 12b-1 Fees, Sub-Transfer Agency (STA) Fees and Support/Other Fees

GMO Series Trust

Funds	Fees
	12(b)1	STA	Other	Total
GMO Benchmark-Free Allocation Series R6*	0.00	0.00	0.00	0.00
GMO International Equity Allocation Series Fund R6**	0.00	0.00	0.00	0.00

*GMO Benchmark-Free Allocation Series Fund class R6 has total annual fund operating expenses as set forth in the applicable prospectus. As of the date of this Agreement the Total Annual Fund Operating Expenses after expense reimbursement is 0.95%.

**GMO International Equity Allocation Series Fund class R6 is available for qualified retirement plans only.

Schedule A